Exhibit 99.19

FOR IMMEDIATE RELEASE: GENCOR RELEASES FIRST QUARTER FISCAL 2009 RESULTS

February 5, 2009 (GLOBE NEWSWIRE) - Gencor Industries, Inc., (NasdaqGM:GENC-News) announced Net revenue for the three months ended December 31, 2008, was $19.3 million, compared to $18.3 million from the three months ended December 31, 2007. Operating income for the three months ended December 31, 2008, was $1.4 million, compared to $1.3 million for the first quarter of the prior fiscal year. The Company had a loss of $1.9 million on the decrease in value of its marketable securities in the three months ended December 31, 2008, compared to a gain of $.5 million in the first three months of the prior fiscal year. Income from investees was $48,000 in the three months ended December 31, 2008, compared to $15.6 million in the first three months of the prior year as the synfuels legislation generating this income expired at the end of calendar year 2007. As a result, the Company had a net loss of $.3 million or $.03 per share for the three months ended December 31, 2008, compared to Net Income of $13.1 million or $1.36 per diluted share for the three months ended December 31, 2007.

E. J. Elliott, Gencor’s Chairman, stated, “We are pleased with our increased sales and operating income in the first quarter in spite of the weakness of the economy, and construction in general. Also, we view the Washington pronouncements for increased infrastructure spending as very encouraging. However, considering that up to this point all of these “positives” have not progressed beyond the phase of political talk, while the reality of severe recession, tightening of credit, and growing unemployment are a serious deterrent to capital investment by our industry. As a consequence, new order bookings have slowed pending action on the much-touted infrastructure stimulus bill, as well as other developments in the economy designed to bolster the confidence in our industry to invest . In the meantime, we continue to evaluate and control costs in our core business, while preserving our strong cash position so that we can take advantage of opportunities for organic growth, and for attractive acquisition opportunities which may become available.

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of applications.

Caution Concerning Forward Looking Statements - This press release and our other communications and statements may contain “forward-looking statement,” including statement about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2008: (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of this press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact:	Jeanne Lyons
Corporate Secretary
407-290-6000